EXHIBIT 10.8

Form of Distributor Agreement
Computer Nerds International, Inc.

Agreement This Distribution Purchase Agreement (“Agreement”) is entered into by and between Computer Nerds International, Incorporated, a Florida corporation (hereinafter “Distributor”) with offices at 2680 NE 188th St Miami Fl 33180 and Superwarehouse Business Products, Inc. a Florida corporation with offices at 3400 SW 26th Terrace A-8 Ft. Lauderdale Fl 33312 (Hereinafter “Customer”)

Appointment and Term Customer appoints Distributor as its non-exclusive distributor of the Product, in order to market, promote, distribute, and sell the Product to its customers, directly or indirectly and shall include all products, territories, geographies, customers and markets without restriction. The initial term of this Agreement shall begin on October 25th 2011 the Effective Date through December 31st 2012.  The term shall automatically renew for a one year period on each subsequent anniversary date of the Effective Date.  Customer may give written notice of its intent to terminate this Agreement at anytime.

Payment Customer will pay Net 3 day terms.  Distributor may request a payment in the form of wire transfer at any time Distributor is owed money, and such payment will be made within 3 business days of the request.

Price Change and Price Protection Distributor will provide Customer an updated price list daily. Distributor agrees to charge Customer its cost plus 2% distributor fee. Price adjustments on Products shall be made in the event of a price increase and decrease. This is referred to as our “cost plus model”.

Entire Agreement The Agreement constitutes the entire agreement of the parties with respect to its subject matter, notwithstanding any additional, conflicting, or different terms that may be contained in any quotation, acknowledgment, confirmation, Purchase Order, invoice, or other form of either party.  The terms of this Agreement shall prevail in the event of any conflict.

Notices All notices shall be made in writing and shall be mailed by registered or certified mail return receipt requested with postage prepaid, or hand delivered, or sent by priority delivery service which can confirm delivery to the other party at the address set forth below:

Computer Nerds International, Inc.	Superwarehouse Business Products, Inc.
Signed: /s/ Jeremy Schneiderman	Signed: /s/ David Kriegstein
Name: Jeremy Schneiderman	Name: David Kriegstein
Title: Authorized Officer	Title: President
Date: October 25, 2011	Date: October 25, 2011